Exhibit 107

Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1/A

Vertical Data Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457	(o)	41,193,052	$0.50	$20,596,526.00	0.0001531	$3,153.33

Total Offering Amounts:								$20,596,526.00		3,153.33
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$3,153.33

Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 (the “Securities Act”). (2) Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions. (3) The proposed maximum aggregate offering price of the common stock will be based off of an assumed offering price of $0.50 per share.